UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): June 5, 2024

Ollie's Bargain Outlet Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37501	80-0848819
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.

6295 Allentown Boulevard Suite 1 Harrisburg, Pennsylvania	17112
(Address of Principal Executive Offices)	(Zip Code)

(717) 657-2300
(Registrant’s Telephone Number, Including Area Code)

 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	OLLI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2024, Ollie’s Bargain Outlet Holdings, Inc. (the “Company”) announced the following executive promotions, appointments and anticipated changes as part of the Company’s succession plan:

•	The transition of John Swygert to Executive Chairman from the role of Chief Executive Officer in early 2025;
•
The promotion of Eric van der Valk to the role of President, which will include additional oversight responsibilities, from the role of Chief Operating Officer, effective as of June 5, 2024, and his anticipated promotion to Chief Executive Officer in early 2025;

•	The hiring and appointment of Chris Zender as Executive Vice President and Chief Operating Officer, effective June 17, 2024;
•	The promotion of Robert Helm to Executive Vice President and Chief Financial Officer from Senior Vice President and Chief Financial Officer, effective as of June 5, 2024.

As Executive Vice President and Chief Operating Officer, Mr. Zender, 60, will report to Mr. van der Valk and will have responsibility for store operations, loss prevention, and supply chain.  Most recently, Mr. Zender served as President and Chief Operating Officer of Variety Wholesalers, Inc. (“Variety Wholesalers”) since 2023. Mr. Zender joined Variety Wholesalers in 2013 as Executive Vice President and Chief Operating Officer and was promoted to President in 2023. Prior to joining Variety Wholesalers, Mr. Zender worked in various operating roles of increasing responsibility at Home Depot, K&G Fashion Superstore/The Men’s Warehouse, and Value City Department Stores.

There are no arrangements or understandings between Mr. Zender and any other person pursuant to which Mr. Zender was appointed as an officer of the Company.  Mr. Zender does not have any family relationship with any director or officer of the Company or any other person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Zender has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Zender’s employment will be governed by an employment agreement (the “Employment Agreement”) between Mr. Zender and the Company, effective as of June 17, 2024. During the term of employment, Mr. Zender will (i) receive a starting base salary equal to $475,000, (ii) be eligible for an annual bonus corresponding to the Company EBITDA (as defined in the Employment Agreement) for such fiscal year (with a maximum of 100% of base salary) with such bonus calculated in a manner consistent with past practice, (iii) receive an automobile allowance, a relocation allowance and capped reimbursement for relocation-related temporary housing, in each case subject to full or partial repayment if employment is ended within 365 days or between 366 and 730 days, respectively, (iv) be eligible to participate in all benefit plans generally available to senior executive officers of the Company, and (v) be entitled to 25 days of paid vacation per year of employment.

During the term of employment, and for specified periods thereafter, Mr. Zender will be subject to confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation, and non-competition.

If the Company terminates Mr. Zender without “cause” (as defined in the Employment Agreement) or if Mr. Zender terminates his employment for “good reason” (as defined in the Employment Agreement), the Company shall continue to pay Mr. Zender his base salary for a period of 12 months after the termination date (the “Severance Period”) and continue to pay certain benefits to the extent permitted under such plans until the earlier of the Severance Period and the date he has commenced new employment.

Pursuant to the terms of the Employment Agreement, Mr. Zender is also entitled to a long-term incentive equity grant valued at $600,000 with approximately fifty percent (50%) of the value from Restricted Stock Units (RSUs), and fifty percent (50%) of the value from stock options to purchase shares of the Company’s common stock, to be issued pursuant to, and subject to the terms and conditions of, the Ollie’s Bargain Outlet Holdings, Inc. 2015 Equity Incentive Plan.  These long-term incentives will be granted and valued as of the close of trading on or about July 29, 2024.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with Mr. van der Valk’s promotion, the Board of Directors of the Company (the “Board”) determined to increase his annual base salary by $20,000 to $580,000.

In connection with Mr. Helm’s promotion, the Board determined to increase his annual base salary by $25,000 to $500,000.

Item 8.01	Other Events

On June 5, 2024, the Company issued a press release relating to the executive promotions, appointments and anticipated changes as part of the Company’s succession plan described in Item 5.02 above. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report:

EXHIBIT INDEX
Exhibit No.	Description
10.1	Employment Agreement by and between Ollie’s Bargain Outlet, Inc. and Chris Zender.
99.1	Press Release dated June 5, 2024.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

Date: June 5, 2024	By:	/s/ James J. Comitale
Name: James J. Comitale
Title: Senior Vice President, General Counsel & Corporate Secretary